Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
RYDER REPORTS FOURTH QUARTER AND
FULL-YEAR 2005 RESULTS
AND 2006 FORECAST
- Fourth Quarter EPS from Continuing Operations $0.93, Up 13% from Comparable EPS of $0.82 in the Same Period Last Year -
- Fourth Quarter Revenue of $1.54 billion, Rises 13% Over Year-Earlier Period -
- 2006 EPS Forecasted to Increase 10% to 14% Over Comparable 2005 Level -
     MIAMI, February 3, 2006 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) from continuing operations were $0.93 for the three-month period ended December 31, 2005, up 13% from $0.82 of comparable EPS in the year-earlier period. Earnings from continuing operations were $59.5 million for the fourth quarter of 2005, up 11% from $53.4 million of comparable earnings in the year-earlier period. All business segments reported improved results. For comparison purposes, earnings from continuing operations and EPS for the prior year of 2004 exclude a net tax benefit of $9.2 million, or $0.14 per share, related to the resolution of various tax matters.
     Net earnings for the fourth quarter of 2005 were $58.8 million, or $0.92 per share, compared with $62.6 million, or $0.96 per share, in the year-earlier period. Net earnings for the fourth quarter of 2005 included a benefit of $1.7 million, or $0.03 per share, for the reduction of insurance reserves related to discontinued operations and a charge of $2.4 million, or $0.04 per share, for the cumulative effect of a change in accounting associated with the adoption of FIN 47 related to the future removal of underground fuel storage tanks.
     Revenue for the fourth quarter of 2005 was $1.54 billion, up 13% from $1.36 billion in the comparable period last year with all business segments reporting revenue growth. Fleet Management Solutions (FMS) business segment revenue grew 7%, driven by higher fuel services revenue. Supply Chain Solutions (SCS) business segment revenue grew 31%, driven by increased volume of managed subcontracted transportation as well as new and expanded business in all industry groups. Dedicated Contract Carriage (DCC) business segment revenue increased 11%, primarily due to new and expanded business, and pricing increases associated with higher fuel costs.
     “Our continued focus in the fourth quarter enabled us to deliver our second consecutive quarter of higher earnings and organic operating revenue growth in every segment,” said Ryder Chairman and Chief Executive Officer Greg Swienton. “Prior to the third quarter, we had not experienced a quarter of both earnings and revenue growth for all business segments simultaneously in several years. This consistent performance provides momentum for achieving our business objectives for 2006.”
     EPS from continuing operations for the fourth quarter of 2005 included restructuring costs of $0.04 related primarily to severance and the termination of an information technology contract related to global cost-savings initiatives. EPS from continuing operations in the year-earlier period included restructuring costs of $0.03 related primarily to the termination of an information technology infrastructure contract.
Full-Year 2005 Results
     Revenue for the full-year 2005 was $5.74 billion, up 11% from $5.15 billion in the comparable period of 2004. Ryder’s full-year 2005 earnings from continuing operations were $227.6 million compared with $215.6 million in the year-earlier period. EPS from continuing operations were $3.53 for 2005, up 8% compared with $3.28 for the same period of 2004. EPS from continuing operations in 2005 included a $0.12 income tax benefit related to a change in Ohio income tax law, as well as $0.03 in net restructuring costs. EPS from continuing operations in the year-earlier period of 2004 included a net tax benefit of $0.14 associated with the resolution of various tax matters, $0.23 of gains from the sale of the Company’s corporate headquarters complex and $0.06 in costs related to restructuring activities. For comparison purposes, excluding the noted net tax benefits in 2005 and 2004 and gains from the sale of the corporate headquarters complex in the year-earlier period of 2004, full-year 2005 earnings from continuing operations were $220.0 million, up 15% from $191.0 million in 2004. Comparable full-year 2005 EPS from continuing operations of $3.41 were up 17% from $2.91 in 2004. Ryder’s full-year 2005 net earnings also included an after-tax benefit of $1.7 million ($0.03 per diluted share) related to discontinued operations and an after-tax charge of $2.4 million ($0.04 per diluted share) for the cumulative effect of a change in accounting related to the adoption of FIN 47.
Fourth Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment.
Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address specific or short-term capacity needs.
     In the FMS business segment, revenue in the fourth quarter of 2005 was $1.02 billion, up 7% compared with $950.5 million in the year-earlier period. Operating revenue (revenue excluding fuel) in the fourth quarter of 2005 was $723.6 million, up 1% compared with $719.3 million in the year-earlier period. Fuel services revenue for the fourth quarter of 2005 increased 27% compared with the same period in 2004, due primarily to higher fuel pricing as a result of market cost increases. Revenue comparisons also benefited from favorable foreign currency exchange rates. Full service lease revenue for the fourth quarter of 2005 was up 1% from the year-earlier period due to growth in the U.S. business. Commercial rental revenue was essentially flat compared with the year-earlier period, reflecting higher pricing offset by a smaller fleet. Contract maintenance and contract-related maintenance revenue increased 1% in the fourth quarter of 2005 compared with the same period last year.
     The FMS business segment’s NBT increased to $92.0 million in the fourth quarter of 2005, up 3% compared with $89.5 million in the same period of 2004. This improvement was related primarily to improved U.S. commercial rental and lease results and lower overhead costs, partially offset by lower margins in the Company’s U.K. operations. Earnings in the quarter were negatively affected by lower fuel margins resulting from the marked decrease in fuel prices (after the unprecedented increases that followed Hurricanes Katrina and Rita) and lower U.S.

used vehicle sales gains resulting from actions taken during the quarter to reduce used truck inventories. Neither of these impacts is expected to continue. Business segment NBT as a percentage of operating revenue was 12.7% in the fourth quarter of 2005, up 30 basis points compared with 12.4% in the same quarter a year ago.
Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process – from raw material supply to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.
     In the SCS business segment, fourth quarter 2005 revenue totaled $482.7 million, up 31% from $367.4 million in the comparable period of 2004. Revenue grew due to increased volume of managed subcontracted transportation, as well as new and expanded business in all industry groups. Operating revenue (revenue excluding subcontracted transportation) was $274.2 million, up 12% from $245.9 million in the comparable period a year ago.
     The SCS business segment’s NBT was $14.0 million in the fourth quarter of 2005, up 22% from $11.4 million in the same quarter of 2004. The earnings increase was related to new and expanded business and lower overhead spending. Business segment NBT as a percentage of operating revenue was 5.1% in the fourth quarter of 2005, up 50 basis points compared with 4.6% in the same quarter of 2004.
Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.
     In the DCC business segment, fourth quarter 2005 revenue totaled $142.5 million, up 11% compared with $128.5 million in the fourth quarter of 2004. Operating revenue (revenue excluding subcontracted transportation) in the fourth quarter of 2005 was $137.8 million, up 10% compared with $125.5 million in the year-earlier period. Revenue grew due to new and expanded business and pricing increases associated with higher fuel costs.
     The DCC business segment’s NBT in the fourth quarter of 2005 was $10.4 million, up 52% compared with $6.8 million in the fourth quarter of 2004. Business segment NBT was positively impacted by new and expanded business, as well as lower safety costs. Business segment NBT as a percentage of operating revenue was 7.5% in the fourth quarter of 2005, up 200 basis points compared with 5.5% in the year-earlier period.
Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. The majority of CSS costs are allocated to the various business segments.
     In the fourth quarter of 2005, CSS costs were $53.4 million, down from $56.4 million in the year-earlier period. The decrease was due primarily to cost benefits realized from the insourcing and renegotiation of several information technology infrastructure services agreements. Full-year CSS costs were $207.3 million, down from $212.4 million in 2004.
Capital Expenditures
     In Ryder’s business, capital expenditures are generally used to purchase revenue-earning equipment (trucks, tractors and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s Fleet Management Solutions business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in predictable cash flows to Ryder typically over a three- to seven-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

     Capital expenditures excluding acquisition costs were $1.41 billion for the full-year 2005, compared with $1.17 billion in 2004. Net capital expenditures (including proceeds from the sale of assets) were $1.08 billion, up from $833.1 million in 2004. The increase in capital expenditures reflects higher vehicle replacements primarily related to customer contract extensions and renewals in the lease product line. Heightened lease extension and renewal activity in 2005 helped to lengthen the average remaining term among Ryder’s lease customers, thereby improving the overall value of the Company’s portfolio of contractual business.
Leverage and Free Cash Flow
     Free cash flow for 2005 was a negative $209.8 million compared with $146.7 million for 2004, primarily due to the funding requirements associated with higher capital spending and income tax payments, which included a $176.0 million payment related to the previously disclosed resolution of the 1998 to 2000 federal tax audit. Balance sheet debt as of December 31, 2005 increased by $402.2 million compared with year-end 2004, due to negative free cash flow, and stock repurchases including the buy back of $109 million of the Company’s common stock under the recently announced $175 million share repurchase plan. The leverage ratio for balance sheet debt as of December 31, 2005 was 143% compared with 118% at year-end 2004. Total obligations to equity as of December 31, 2005 were 151%, up from 129% at year-end 2004. The Company’s long-term target range for total obligations to equity is 250% to 300%, which largely reflects the liquidity of the Company’s vehicle portfolio and the substantial revenue component that is supported by long-term customer contracts related to those assets.
2006 Forecast
     Ryder forecasts full-year 2006 earnings to be in the range of $3.75 to $3.90 per diluted share. This represents an EPS increase of 10% to 14% over Ryder’s comparable full-year 2005 EPS. Full-year 2006 EPS include an $0.08 benefit from the forecasted lower number of diluted shares outstanding, principally driven by the Company’s recently announced share repurchase plan; this was more than offset by $0.10 of incremental costs related to the expensing of stock-based compensation. The Company also established a first quarter 2006 EPS forecast of $0.65 to $0.70.

     “We are forecasting Ryder’s 2006 revenue to grow by 3% to 4%, and operating revenue to grow by 4% to 5%,” said Ryder Chairman and Chief Executive Officer Greg Swienton. “Having completed another year of consistently better performance, including progress in revenue and earnings in every segment, Ryder is well-positioned to deliver on our business objectives for 2006.”
     To support the planned replacement of vehicles assigned to long-term lease customers, the Company anticipates 2006 capital expenditures to be approximately $1.6 billion; net capital expenditures (including proceeds from sale of assets) are expected to be approximately $1.2 billion. Free cash flow is expected to be in the range of negative $90 million to negative $170 million in 2006, due to funding requirements associated with higher capital spending.
     Commenting on the Company’s financial plan for 2006, Ryder Executive Vice President and Chief Financial Officer Tracy Leinbach said, “We will continue to utilize our balance sheet capacity to support our growth needs. Specifically, we plan investments in sales and operational capabilities as well as building a stronger Asia presence including China Operations to enhance our operating efficiency and enable growth. We continue to identify and target process improvements and cost initiatives in areas throughout the Company. Taken together, these actions should provide additional earnings leverage in 2006 and beyond.”
About Ryder
     Ryder provides leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s product offerings range from full service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, in Latin America, Europe and Asia.
     The National Safety Council selected Ryder to receive the 2002 Green Cross for Safety Medal – its highest honor – for exemplary commitment to workplace safety and corporate citizenship. For the ninth consecutive year, Ryder was featured in the 2005 Fortune Most Admired Companies survey of corporate reputations. InternetWeek named Ryder as one of the top 100 U.S. companies for effectiveness in using the Internet to achieve tangible business benefits. For the eighth consecutive year, Ryder has been named a top five third-party logistics provider by Inbound Logistics.
     Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 381st on the Fortune 500.
     For more information on Ryder System, Inc., visit www.ryder.com.
# # #
Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation, including all of the 2006 forecast information, are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of certain customers in our SCS business segment, changes in financial, tax or regulatory requirements or changes in customers’ business environments that limit their ability to commit to long-term vehicle leases, changes in market conditions affecting the commercial rental market or the sale of used vehicles, labor strikes or work stoppages affecting our or our customers’ business operations, adequacy of accounting estimates and accruals, changes in general economic conditions, sudden changes in fuel prices, availability of qualified drivers, our ability to manage our cost structure, changes in government regulations, including regulations regarding vehicle emissions and risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release and the attached financial schedules include certain non-GAAP financial measures as defined under SEC rules. We have denoted each non-GAAP financial measure in the attached financial schedules and have provided a reconciliation of each such measure to the most comparable GAAP measure. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the investors area of our website at www.ryder.com.
Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Friday, February 3, 2006, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Tracy Leinbach.

Þ	To join the conference call live:Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RH5989588 and Passcode: RYDER.

Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-866-510-4827 (outside U.S. dial 1-203-369-1936) and use the Passcode: 2226, then view the presentation by visiting the Investors area of Ryder’s website at www.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended December 31, 2005 and 2004
(In millions, except per share amounts)

	Three Months		Twelve Months
	2005	2004	2005	2004
Revenue	$1,544.8	1,363.2	$5,740.8	5,150.3

Operating expense	669.9	615.4	2,572.1	2,305.4
Salaries and employee-related costs	333.6	315.6	1,262.2	1,233.0
Subcontracted transportation	213.2	124.5	638.3	425.0
Depreciation expense	184.1	177.2	740.4	706.0
Gains on vehicle sales, net	(9.0)	(8.8)	(47.1)	(34.5)
Equipment rental	25.5	28.3	102.8	108.5
Interest expense	31.3	24.7	120.5	100.1
Miscellaneous income, net	(1.6)	(2.3)	(8.9)	(6.6)
Restructuring and other charges (recoveries), net	4.0	2.8	3.4	(17.7)

	1,451.0	1,277.4	5,383.7	4,819.2

Earnings from continuing operations before income taxes	93.8	85.8	357.1	331.1
Provision for income taxes	(34.3)	(23.2)	(129.5)	(115.5)

Earnings from continuing operations	59.5	62.6	227.6	215.6
Discontinued operations, net of tax	1.7	—	1.7	—
Cumulative effect of change in accounting principle, net of tax	(2.4)	—	(2.4)	—

Net earnings	$58.8	62.6	$226.9	215.6

Earnings per common share — Diluted:
Continuing operations	$0.93	0.96	$3.53	3.28
Discontinued operations	0.03	—	0.03	—
Cumulative effect of change in accounting principle	(0.04)	—	(0.04)	—

Net earnings	$0.92	0.96	$3.52	3.28

Weighted-average shares outstanding — Diluted	63.9	65.5	64.6	65.7

Memo: EPS Impact of restructuring and other (charges) recoveries, net	$(0.04)	(0.03)	$(0.03)	0.17
Note: Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS — UNAUDITED
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	December 31,	December 31,
	2005	2004
Assets:
Cash and cash equivalents	$128.7	101.0
Other current assets	1,035.1	951.0
Revenue earning equipment, net	3,794.4	3,506.6
Operating property and equipment, net	486.8	480.4
Other assets	588.3	598.9

	$6,033.3	5,637.9

Liabilities and shareholders’ equity:
Short-term debt / Current portion of long-term debt	$269.4	389.5
Other current liabilities	984.0	1,065.3
Long-term debt	1,916.0	1,393.7
Other non-current liabilities (including deferred income taxes)	1,336.4	1,279.2
Shareholders’ equity	1,527.5	1,510.2

	$6,033.3	5,637.9

SELECTED KEY RATIOS

	December 31,	December 31,
	2005	2004
Debt to equity	143%	118%
Total obligations to equity (a) *	151%	129%

	Twelve months ended December 31,
	2005	2004
Return on average shareholders’ equity (b)	14.6%	15.3%
Return on average assets (b)	3.9%	3.9%
Average asset turnover	97.6%	94.3%
Return on capital*	7.8%	7.7%

(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

(b)	Includes discontinued operations and the effect of accounting changes.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended December 31, 2005 and 2004
(Dollars in millions)

	Three Months			Twelve Months
	2005	2004	B(W)	2005	2004	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$451.1	$447.6	0.8%	$1,785.6	$1,766.7	1.1%
Contract maintenance	32.6	33.7	(3.3%)	134.5	136.3	(1.3%)
Contract-related maintenance	48.4	46.5	4.0%	194.7	178.1	9.3%
Commercial rental	175.3	174.8	0.3%	686.3	649.8	5.6%
Other	16.2	16.7	(2.5%)	63.8	69.7	(8.5%)
Fuel	292.5	231.2	26.5%	1,056.3	802.2	31.7%

Total Fleet Management Solutions	1,016.1	950.5	6.9%	3,921.2	3,602.8	8.8%
Supply Chain Solutions	482.7	367.4	31.4%	1,637.8	1,354.0	21.0%
Dedicated Contract Carriage	142.5	128.5	10.9%	543.3	506.2	7.3%
Eliminations	(96.5)	(83.2)	(16.0%)	(361.5)	(312.7)	(15.6%)

Total revenue	$1,544.8	1,363.2	13.3%	$5,740.8	5,150.3	11.5%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$92.0	89.5	2.8%	$354.4	312.7	13.3%
Supply Chain Solutions	14.0	11.4	22.3%	39.4	37.1	6.2%
Dedicated Contract Carriage	10.4	6.8	51.6%	35.1	29.5	19.3%
Eliminations	(9.5)	(9.3)	(0.6%)	(32.7)	(32.8)	0.2%

	106.9	98.4	8.6%	396.2	346.5	14.3%
Unallocated Central Support Services	(9.1)	(9.8)	7.4%	(35.7)	(33.1)	(8.1%)

Earnings from continuing operations before restructuring and other (charges) recoveries, net and income taxes	97.8	88.6	10.4%	360.5	313.4	15.0%
Restructuring and other (charges) recoveries, net	(4.0)	(2.8)	(42.5%)	(3.4)	17.7	NM

Earnings from continuing operations before income taxes	93.8	85.8	9.3%	357.1	331.1	7.8%
Provision for income taxes	(34.3)	(23.2)	(48.1%)	(129.5)	(115.5)	(12.1%)

Earnings from continuing operations	59.5	62.6	(5.0%)	227.6	215.6	5.6%
Discontinued operations, net of tax	1.7	—	NM	1.7	—	NM
Cumulative effect of change in accounting principle, net of tax	(2.4)	—	NM	(2.4)	—	NM

Net earnings	$58.8	62.6	(6.1%)	$226.9	215.6	5.3%

Note: Certain prior period amounts have been reclassified to conform to current year presentation.
Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended December 31, 2005 and 2004
(Dollars in millions)

	Three Months			Twelve Months
	2005	2004	B(W)	2005	2004	B(W)
Fleet Management Solutions

Total revenue	$1,016.1	950.5	6.9%	$3,921.2	3,602.8	8.8%
Fuel revenue	(292.5)	(231.2)	26.5%	(1,056.3)	(802.2)	31.7%

Operating revenue *	$723.6	719.3	0.6%	$2,864.9	2,800.6	2.3%

Segment earnings before income taxes	$92.0	89.5	2.8%	$354.4	312.7	13.3%

Earnings before income taxes as % of total revenue	9.1%	9.4%		9.0%	8.7%

Earnings before income taxes as % of operating revenue *	12.7%	12.4%		12.4%	11.2%

Supply Chain Solutions

Total revenue	$482.7	367.4	31.4%	$1,637.8	1,354.0	21.0%
Subcontracted transportation	(208.5)	(121.5)	71.6%	(622.0)	(415.3)	49.8%

Operating revenue *	$274.2	245.9	11.5%	$1,015.8	938.7	8.2%

Segment earnings before income taxes	$14.0	11.4	22.3%	$39.4	37.1	6.2%

Earnings before income taxes as % of total revenue	2.9%	3.1%		2.4%	2.7%

Earnings before income taxes as % of operating revenue *	5.1%	4.6%		3.9%	4.0%

Memo: Fuel costs	$25.5	19.2	(32.6%)	$92.0	65.7	(40.0%)

Dedicated Contract Carriage

Total revenue	$142.5	128.5	10.9%	$543.3	506.2	7.3%
Subcontracted transportation	(4.7)	(3.0)	56.7%	(16.3)	(9.7)	68.7%

Operating revenue *	$137.8	125.5	9.8%	$527.0	496.5	6.1%

Segment earnings before income taxes	$10.4	6.8	51.6%	$35.1	29.5	19.3%

Earnings before income taxes as % of total revenue	7.3%	5.3%		6.5%	5.8%

Earnings before income taxes as % of operating revenue *	7.5%	5.5%		6.7%	5.9%

Memo: Fuel costs	$26.4	20.2	(30.4%)	$94.1	72.5	(29.7%)

*	Non-GAAP financial measure
Note: Certain prior period amounts have been reclassified to conform to current year presentation.
Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
Periods ended December 31, 2005 and 2004
(In millions, except per share amounts)
FREE CASH FLOW RECONCILIATION

	Twelve Months
	2005	2004
Net cash provided by operating activities	$779.1	866.8
Net cash used in investing activities	(988.9)	(720.1)

Free cash flow *	$(209.8)	146.7

DEBT TO EQUITY RECONCILIATION

	December 31,		December 31,
	2005	% to Equity	2004	% to Equity
On-balance sheet debt	$2,185.4	143%	$1,783.2	118%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	117.0		161.1

Total obligations *	$2,302.4	151%	$1,944.3	129%

NET EARNINGS

	Three Months		Twelve Months
	2005	2004	2005	2004
Earnings from continuing operations	$59.5	$62.6	$227.6	$215.6
Less: Net tax benefits	—	9.2	7.6	9.2
Gain on sale of headquarters complex, net of tax	—	—	—	15.4

Earnings from continuing operations excluding net tax benefits and gain on sale of headquarters complex*	$59.5	$53.4	$220.0	$191.0

EPS RECONCILIATION

	Three Months		Twelve Months
	2005	2004	2005	2004
Earnings from continuing operations	$0.93	0.96	$3.53	3.28
Less: Net tax benefits	—	0.14	0.12	0.14
Gain on sale of headquarters complex, net of tax	—	—	—	0.23

Earnings from continuing operations excluding net tax benefits and gain on sale of headquarters complex*	$0.93	$0.82	$3.41	$2.91

RETURN ON CAPITAL RECONCILIATION

	Twelve months ended December 31,
	2005	2004
Net earnings [1]	$226.9	$215.6
Discontinued operations, net of tax	(1.7)	—
Cumulative effect of change in accounting principle, net of tax	2.4	—

Earnings from continuing operations	227.6	215.6
Restructuring — Gain on sale of headquarters complex	—	(24.3)
Provision for income taxes	129.5	115.5

Earnings before net restructuring and income taxes	357.1	306.8
Interest expense	120.5	100.1
Implied interest expense from off-balance sheet debt	6.6	6.0

Adjusted earnings before income taxes	484.2	412.9
Adjusted income taxes	(185.9)	(155.5)

Adjusted earnings from continuing operations (Non-GAAP) [2]	$298.3	$257.4

Average total debt	$2,147.8	$1,811.5
Average shareholders’ equity	1,554.7	1,412.0

Total capital (GAAP) [3]	3,702.6	3,223.5
Adjustments to capital (b)	(4.7)	(16.4)
Average off-balance sheet debt	147.9	151.8

Adjusted total capital (Non-GAAP) [4]	$3,845.7	$3,358.9

Return on capital (GAAP) [1] / [3]	6.13%	6.69%

Return on capital (Non-GAAP) [2] / [4]	7.76%	7.66%

(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Amounts represent adjustments made to equity to conform to the adjustments to the earnings calculation.

*	Non-GAAP financial measure

Note:	Earnings per share amounts are calculated independently for each component and may not be additive due to rounding.
Certain prior period amounts have been reclassified to conform to current year presentation.